Exhibit 99.1

TXI Increases Fourth Quarter Outlook

          DALLAS, June 9 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) today increased its operating profit outlook for the cement, aggregate and concrete (CAC) and steel operations for the quarter ended May 31, 2005.  Operating profit for the CAC segment is expected to be $54 to $56 million, up from the $25 to $35 million outlook provided in March.  Steel operating profit is expected to be at or slightly above the $35 million estimate provided earlier.

          The improvement in CAC operating profit was due to the accelerated realization of increased cement prices, better than expected production results at the Company’s cement plants and favorable weather.  Steel margins remained satisfactory while steel shipments of approximately 500 thousand tons during the quarter were somewhat better than anticipated.

          “Cement production efficiencies and volumes during the quarter were excellent and allowed us to both increase shipments and improve margins,” stated Mel Brekhus, Chief Executive Officer.  “Realized cement prices increased from an average of $75 per ton in the quarter ended February 28, 2005 to $79 per ton in the quarter ended May 31.  Additional price improvement will result over the near-term as price increases from previous months are fully realized.”

          “Steel returns have been attractive for more than a year now without a significant recovery in nonresidential construction, the primary driver of demand for TXI’s structural steel products,” continued Brekhus.  “Our steel operations are well-positioned to benefit from a recovery in nonresidential building, but regardless of the timing of an upturn, we continue to make good progress in producing and shipping our new piling products, which are used in retaining wall applications.”

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  Cement operations serve Texas and California, the two largest cement markets in the nation.  Structural steel products are distributed throughout North America.

SOURCE  Texas Industries, Inc.
          -0-                                        06/09/2005
          /CONTACT:  Kenneth R. Allen of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /FCMN Contact:  lenglish@txi.com /
          /Web site:  http://www.txi.com /